Exhibit 10.13

Confidential Treatment Requested

Redacted sections marked by brackets [*   *] have been omitted pursuant to
a request for confidential treatment and have been filed separately with the
Commission.

February 7, 2006

Stephen C. Herndon

Senior Vice President

Global Government Group

600 Peachtree Street NE

Atlanta, GA 30308

Dear Stephen:

This letter details the agreement between EPIQ Systems and Bank of America to extend our marketing arrangement for Chapter 7 bankruptcy products and services, and unless otherwise indicated, the terms of this letter will become effective as of the date hereof.

1.               Modification of Previous Agreements. This letter modifies and amends the Agreement for Computerized Trustee Case Management System dated November 22, 1993 (the “1993 Agreement”) and all other agreements between the parties in writing, with respect to the subject matter hereof, including but not limited to this letter and those letters dated October 2, 2003, December 5, 2003, and March 29, 2004, (collectively, with the 1993 Agreement, the “Letter Agreement”). If a provision of this letter conflicts or is inconsistent with any provision of any other component of the Letter Agreement, then the terms of this letter will be controlling. Except as modified by this letter, the terms of the 1993 Agreement and the Letter Agreements will continue in full force and effect and will constitute our entire agreement and supersede any other prior agreements (oral or written).  Terms with initial capital letters shall have the meanings as defined in this Agreement. The terms “party” and “parties” shall refer to EPIQ Systems and Bank of America.

2.               Clients.

A.           Bank of America reaffirms it will continue to accept new joint bankruptcy trustee clients into the EPIQ Systems & Bank of America marketing arrangement as described in Section 1 and agrees to make its products and services available to those bankruptcy trustee clients that execute the appropriate service agreements with EPIQ Systems and Bank of America, and such client shall be deemed to be a joint client (the “Joint Clients”); provided, however, that Bank of America, based on its reasonable business judgment, shall have the right to reject a business relationship with any such bankruptcy trustee client.

B.             Each party will determine its own level of sales and marketing resources and its efforts with respect to marketing and servicing Joint Clients; provided, however, that each party will coordinate and cooperate with the other party in good faith with respect to Joint Client calls.

C.             In client-facing contexts, both parties agree to refer to one another as a marketing ally and will not refer to one another as a vendor, customer, supplier or sub-contractor.

3.               Non-Exclusive Relationship.

A.           As of the effective date of this letter, the marketing arrangement between EPIQ Systems and Bank of America will continue on a non-exclusive basis for all products and services offered by either party. The marketing arrangement is not a vendor/supplier agreement, and neither party is a customer/vendor of the other.  Both parties may independently or jointly market their services to their respective bankruptcy trustee clients or other potential clients for the purpose of engaging in the Chapter 7 Trustee business.

B.             EPIQ Systems and Bank of America will be entitled to engage other banks or software providers, respectively, to provide the same services to its clients as provided by the other party under the Letter Agreement.

C.             [*Redacted pursuant to a request for confidential treatment and filed separately with the Commission.*]

4.               Products and Services. EPIQ Systems and Bank of America agree to provide Joint Clients with products and services in accordance with the Letter Agreement and in compliance with the United States Trustee Chapter 7 Handbook and the United States Bankruptcy Code.  Each party will work in good faith to make its products and services competitive in the marketplace and to maintain the quality of its products and services on an on-going basis.

5.               Fees.  Bank of America agrees to compensate EPIQ Systems for the deposit portfolio maintained at Bank of America and the Joint Client relationships according to the Fee Schedules attached hereto as Exhibit A and Exhibit B, as may be amended from time to time as permitted herein.  Modifications to the Fee Schedules may be requested by either party and require the prior written consent of both parties.  All fees will be paid only by Bank of America to EPIQ Systems directly.  No fee payable hereunder will be passed on or through to a Joint Client or any other third party.

6.               Joint Clients.  Until this marketing arrangement between EPIQ Systems and Bank of America is terminated after following the procedure outlined in Section 9, the parties agree that each Joint Client has the right to remain a client of each of EPIQ Systems and Bank of America and to utilize each party’s respective products and services in accordance with the Letter Agreement.  Notwithstanding Section 3 above, Bank of America will not, and its Affiliates will not, directly or indirectly support with its products or services a Joint Client through any other arrangement with another third-party technology provider for a period of time which is eighteen (18) months following the completion of EPIQ Systems’ most recent financial investment in hardware or on-site training for the benefit of such Joint Client.

7.               Industry Conventions.  Both parties shall remain in full compliance with U.S. Trustee and bankruptcy court regulations pertaining to customer relationships, products and services.  If regulatory changes alter the industry environment in a fashion that materially affects one or both parties, then the parties shall work in good faith to negotiate an appropriate modification, if any is warranted, to this marketing relationship.

8.               Shared Costs.  If the parties mutually agree to cooperatively convene Joint Client entertainment, holiday dinners or other industry events, then the parties will share these costs equally and will promptly reimburse one another for actual out of pocket expenses (not to include charges for travel, lodging or meals incurred by their own personnel).  Neither party will be required to convene or pay for any such event, unless it so agrees in advance.

9.              Termination.

A.           Termination.  The Letter Agreement will remain in effect unless terminated in accordance with the provisions of this Letter Agreement. Either party may initiate termination by providing written notice to the other party of such party’s intent to terminate the Letter Agreement, as amended (“Preliminary Termination Notice”); provided, however that neither party shall initiate termination prior to October 1, 2006.  This termination provision only relates to the Chapter 7 bankruptcy product of the parties, and will have no effect on any other products, business or development that Bank of America and EPIQ Systems may be promoting or conducting together.  The duration of the termination process will be three (3) years following receipt of the Preliminary Termination Notice (the “Disengagement Period”) and will be divided into the following three phases.

[*Redacted pursuant to a request for confidential treatment and filed separately with the Commission.*]

B.             Dissemination of Information.  During the Disengagement Period, both parties will cooperate in the dissemination of information regarding their relationship and will cooperate with reasonable requests of the other party regarding public statements, communications with Joint Clients and regulatory bodies, meetings with interested parties, routine audit confirmations and due diligence inquiries and other appropriate matters.

C.             Products, Services and Quality.  During the Disengagement Period, (i) both parties shall continue to offer all their respective products and services, in accordance with this Letter Agreement, and (ii) Joint Clients may continue using the combined products and services of both parties.  During the Intent to Terminate Period, the Transition Planning Period and the Wind-up Period, both parties will continue to accept and support new Joint Clients in accordance with the Letter Agreement and Section 9Aiii, above.

D.            Applicability of all Terms and Conditions.  During the entirety of the Disengagement Period, all terms of the Letter Agreement, as amended, will remain in full force and effect

E.              Fees.  During the Disengagement Period and any extension thereof, Bank of America will continue to pay directly to EPIQ Systems all fees, according to the Fee Schedule in effect at the time of receipt of a Conclusive Termination Notice by a party.

F.              Termination for Cause.  Notwithstanding the provisions of this section 9, a party may initiate termination of the Letter Agreement upon Cause Notice (defined below) to the other party if, in the good faith determination of the terminating party, the other party:

i.                  breaches a material term or condition of the Letter Agreement; or

ii.               terminates, liquidates or dissolves its business, disposes of a substantial portion of its assets or experiences a material adverse change, if such event renders it unable to perform its obligations hereunder.

G.             “Cause Notice” hereunder shall be the following:  (I) the terminating party shall send notice (the “Initial Notice”) stating the basis for the breach as set forth in i or ii above, giving a 60 day right to cure.  (II) if the breach is not cured in 60 days, the terminating party shall then give notice (the “Second Notice”) of its intent to terminate in 60 days.  (III) 60 days following the Second Notice, the Letter Agreement may be terminated by the terminating party, immediately.

10.       Intellectual Property Rights of EPIQ Systems.  EPIQ Systems will retain exclusive ownership of, and all right and title, interest in and to, all its Intellectual Property and Bank of America will have no ownership of or right, title or interest in or to any of EPIQ Systems’ Intellectual Property. “Intellectual Property” will mean any and all tangible and intangible domestic and foreign intellectual property of every kind and nature and however designated (including, without limitation, patents, inventions, know-how, trade secrets, copyrights and copyrightable works, and trademarks), whether arising by operation of law, contract license, or otherwise and including, for the avoidance of doubt, software (including, without limitation, source code, object code, data, databases and documentation), design materials, data and object models.  Both parties confirm that the TCMS software, TCMS Web software, all updates, modifications and enhancements thereto, and all copies of the foregoing are proprietary to EPIQ Systems and title remains with EPIQ Systems.  All applicable rights to patents, copyrights, trademarks and trade secrets in the TCMS software and TCMS Web software, remain with EPIQ Systems.

11.         Extraordinary Services.  If Bank of America and EPIQ Systems agree that EPIQ Systems will provide services outside the ordinary course of its business, to Bank of America or a Joint Client, a supplementary fee payable by Bank of America to EPIQ Systems will be negotiated in good faith by the parties [*Redacted pursuant to a request for confidential treatment and filed separately with the Commission *].

12.         Severability.  In the event that any of the provisions or portion thereof of this letter are held by a court of competent jurisdiction to be unenforceable, invalid, or illegal, such provision shall be severed from this letter, and the remaining valid, enforceable, and legal provisions of this letter shall remain in full force. In lieu of such unenforceable, invalid, or illegal provision, there shall be added a clause or provision as similar in terms to such unenforceable, invalid, or illegal term or provision to make it enforceable, valid and legal.

13.         Assignment.  Either party may assign its rights or obligations under the Letter Agreement without the consent of the other party upon change in control of that party’s assets or stock; provided that such assignee shall agree, in writing, prior to such assignment, to be bound by the terms and conditions hereof. Assignment for any other reason requires the written consent of the other party, which may be granted or withheld at that party’s sole discretion.

14.         Dispute Resolution.

A.                In the event of any dispute under or relating to this letter, the 1993 Agreement, and the Letter Agreements, including any claim based on or arising from an alleged tort, the parties agree that such dispute will first be submitted to mediation and then, should mediation fail, to binding and final arbitration, pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. (“FAA”) under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that any such mediation or arbitration will be conducted in Chicago, Illinois. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy will not constitute a waiver of the right of any party to submit the controversy or claim to mediation and/or arbitration if the other party contests such action for judicial relief. This provision does not foreclose any action in aid of arbitration or for injunctive relief in any federal court sitting in Chicago, Illinois having jurisdiction thereof (which court also will have exclusive jurisdiction over any litigation instituted under this section). Any controversy concerning whether an issue can be arbitrated will be determined by the arbitrator(s). The mediator(s) and/or arbitrator(s) will give effect to statutes of limitation in determining any claim or controversy. The parties agree that the arbitrator(s) will have the broadest powers permitted under law to award such damages and/or injunctive relief. The parties agree that each will share equally in the estimated reasonable fees and costs of the mediation and/or arbitration procedure, subject to the power of the arbitrator(s) to apportion such fees and costs as he, she or they deem appropriate. The parties agree that the arbitrator(s) may, in his, her, or their discretion, award attorney fees to the prevailing party. The parties agree that submission of any such dispute to arbitration is a condition precedent for invoking the jurisdiction of any court over the subject matter of their dispute, except for suits for injunctive relief and suits in aid of arbitration. Judgment on the award rendered by the arbitrator(s) may be entered in any federal court sitting in Illinois having jurisdiction thereof. The parties waive any claim that such court does not have personal jurisdiction over them or is an inconvenient forum. The prevailing party in connection with any dispute involving a court proceeding will be entitled to collect its costs, expenses, and reasonable attorney fees from the other party.

B.                  The mediation and arbitration and all proceedings, discovery and any mediation or arbitration award are confidential. Neither the parties nor the mediator(s) nor the arbitrator(s) will disclose any information obtained during the course of the mediation or arbitration to any person or entity who is not a party to the mediation or arbitration unless permitted by law. Attendance at the mediation or arbitration will be limited to the parties and those called as witnesses, if any. Witnesses will be sequestered, unless the parties agree otherwise.

C.             The parties acknowledge that each has had the opportunity to consult with counsel of choice before signing this Agreement, and, to the extent permitted by law, each hereby knowingly and voluntarily, without coercion, WAIVES ALL RIGHTS TO TRIAL BY JURY of all disputes between them and instead agrees to resolve any such disputes by means of this alternate dispute resolution.  Notwithstanding the foregoing sentence, any such disputes brought in California state courts shall be determined by judicial reference in accordance with California Code of Civil Procedure Section 638.

D.            This Section 14 will not be construed to prevent a party from instituting, and a party is authorized to institute, litigation solely and exclusively (i) to toll the expiration of any applicable limitations period; (ii) to preserve a superior position with respect to other creditors; (iii) to seek immediate injunctive relief with respect to an infringement or alleged infringement of such party’s intellectual property rights or confidentiality rights under this Agreement; or (iv) to enforce an arbitration award under this section. Subject to the foregoing, this section will provide the exclusive procedure for resolving disputes under this Agreement.

E.              Each party will continue performing its obligations under this Agreement while any dispute submitted to arbitration or litigation under this section is being resolved until such obligations are terminated by the expiration or termination of this Agreement or by a final and binding arbitration award, order, or judgment to the contrary under this section.

15.         Governing Law.  This letter agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without regard to conflicts of laws principles.

16.         Third Party Beneficiary.  Nothing herein, with regard to any agreements, duties or obligations of the parties shall confer on any Joint Client, any rights or privileges as a third party beneficiary hereof.

17.         Limitation of Liability.  Neither party shall be liable to the other for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, even if such party alleged to be liable has knowledge of the possibility of such damages, provided, however, that the limitations set forth in this Section shall not apply to or in any way limit the indemnity obligations of a party under the Letter Agreement.

Sincerely,

/s/ Elizabeth M. Braham

Elizabeth M. Braham

Our signatures below will indicate our acceptance of the terms of this letter, including the Exhibits hereto.

EPIQ SYSTEMS, INC.		BANK OF AMERICA, N.A.

By:	/s/ Elizabeth M. Braham	By:	/s/ Stephen C. Herndon

Elizabeth M. Braham		Stephen C. Herndon
Its: Executive Vice President & CFO		Its:	Senior Vice President
Treasury Management Sales Exec
Global Treasury Management
Global Government Group

Date: February 7, 2006		Date: February 7, 2006

EXHIBIT A

Fees For February 1, 2006 through September 30, 2006

[*Redacted pursuant to a request for confidential treatment and filed separately with the Commission.*]

EXHIBIT B

Fees Effective October 1, 2006 and thereafter

1.               [*Redacted pursuant to a request for confidential treatment and filed separately with the Commission.*]